                           CERTIFICATE OF DESIGNATION

                    OF SERIES A PARTICIPATING PREFERRED STOCK

                                       OF

                       LODGENET ENTERTAINMENT CORPORATION




     We, Tim C. Flynn, the Chief Executive Officer, and Eric R. Jacobsen, the Secretary, of LodgeNet Entertainment Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware, DO HEREBY
CERTIFY:

     That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, the said Board of Directors on February 28, 1997, adopted the following resolution creating a series of 200,000 shares of Preferred Stock designated as Series A Participating Preferred Stock:

     RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of its Certificate of Incorporation, a series of Preferred Stock of the Corporation be and it hereby is created, and that the designation and amount thereof and the powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

     1. DESIGNATION AND AMOUNT. The shares of such series shall be designated as "Series A Participating Preferred Stock," par value $.01 per share, and the number of shares constituting such series shall be 200,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Participating Preferred Stock to a number less than that of the shares then outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.

     2.   DIVIDENDS AND DISTRIBUTIONS.

     (A) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Participating Preferred Stock with respect to dividends, the holders of shares of Series A Participating Preferred Stock in preference to the holders of shares of Common Stock, par value $.01 per share (the "Common Stock"), of the Corporation and any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year
(each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Participating Preferred Stock in an amount per share (rounded to the nearest cent) equal to the greater of (a) $25.00, or (b) subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock, since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Participating
Preferred Stock. In the event the Corporation shall at any time after the close of business on March 10, 1997 (the "Rights Declaration Date") (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding
Common Stock into a smaller number of shares, by reclassification or otherwise, then in each such case the amount to which holders of shares of Series A Participating Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     (B) The Corporation shall declare a dividend or distribution on the Series A Participating Preferred Stock as provided in paragraph (A) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $25.00 per share on the Series A Participating Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

     (C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Participating Preferred Stock unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly

Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

     3. VOTING RIGHTS. The holders of shares of Series A Participating Preferred Stock shall have the following voting rights:

          (A) Subject to the provision for adjustment hereinafter set forth, each share of Series A Participating Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time after the Rights Declaration Date
     (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock into a greater number of shares, or (iii) combine the outstanding Common Stock into a smaller number of shares, by reclassification or otherwise, then in each such case the number of votes per share to which holders of shares of Series A Participating Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such event.

          (B) Except as otherwise provided herein, in the Certificate of Incorporation or by law, the holders of shares of Series A
     Participating Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

          (C) (i) If at any time dividends on any Series A Participating Preferred Stock shall be in arrears in an amount equal to six quarterly dividends thereon, the holders of the Series A Participating Preferred Stock, voting as a separate series from all other series of Preferred Stock and classes of capital stock, shall be entitled to elect two members of the Board of Directors in addition to any Directors elected by any other series, class or classes of securities and the authorized number of Directors will automatically be increased by two. Promptly thereafter, the Board of Directors of this Corporation shall, as soon as may be practicable, call a special meeting of holders of Series A Participating Preferred Stock for the purpose of electing such members of the Board of Directors. Said special meeting shall in any event be held within 45 days of the occurrence of such arrearage.

          (ii) During any period when the holders of Series A Participating Preferred Stock, voting as a separate series, shall be entitled and shall have exercised their right to elect two Directors, then and during such time as such right continues (a) the then authorized number of Directors shall be increased by two, and the holders of Series A Participating Preferred Stock, voting as a separate series, shall be entitled to elect the additional Directors so provided for, and (b) each such additional Director shall not be a member of any existing class of the Board of Directors, but shall serve until the next annual meeting of stockholders for the election of Directors, or until his or her successor shall be elected and shall qualify, or until his or her right to hold such office terminates pursuant to the provisions of this Section 3(C).

          (iii) A Director elected pursuant to the terms hereof may be removed with or without cause by the holders of Series A Participating Preferred Stock entitled to vote in an election of such Director.

          (iv) If, during any interval between annual meetings of stockholders for the election of Directors and while the holders of Series A Participating Preferred Stock shall be entitled to elect two Directors, there are fewer than two such Directors in office by reason of resignation, death or removal, then, promptly thereafter, the Board of Directors shall call a special meeting of the holders of Series A Participating Preferred Stock for the purpose of filling such vacancy(ies) and such vacancy(ies) shall be filled at such special meeting. Such special meeting shall in any event be held within 45 days of the occurrence of any such vacancy(ies).

          (v) At such time as the arrearage is fully cured, and all dividends accumulated and unpaid on any shares of Series A Participating Preferred Stock outstanding are paid, and, in addition thereto, at least one regular dividend has been paid subsequent to curing such arrearage, the term of office of any Director elected pursuant to this Section 3(C), or his or her successor, shall automatically terminate, and the authorized number of Directors shall automatically decrease by two, and the rights of the holders of the shares of the Series A Participating Preferred Stock to vote as provided in this Section 3(C) shall cease, subject to renewal from time to time upon the same terms and conditions.

          (D) Except as set forth herein or as otherwise provided by law, holders of Series A Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock and any other capital stock of the Corporation having general voting rights as set forth herein) for taking any corporate action.

     4.   CERTAIN RESTRICTIONS.

     (A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Participating Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not

          (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Participating Preferred Stock;

          (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Participating Preferred Stock except dividends paid ratably on the Series A Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

          (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Participating Preferred Stock provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Participating Preferred Stock; or

          (iv) purchase or otherwise acquire for consideration any shares of Series A Participating Preferred Stock or any shares of stock ranking on a parity with the Series A Participating Preferred Stock except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

     (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

     5. REACQUIRED SHARES. Any shares of Series A Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

     6.   LIQUIDATION, DISSOLUTION OR WINDING UP.

     (A) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Participating Preferred Stock unless, prior thereto, the holders of shares of Series A Participating Preferred Stock shall have received per share, the greater of $1,000.00 or 1,000 times the payment made per share of Common Stock, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the "Series A Liquidation Preference"). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Participating Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the "Common Adjustment") equal to the quotient obtained by dividing
(i) the Series A Liquidation Preference by (ii) 1,000 (as appropriately adjusted as set forth in subparagraph (C) below to reflect such events as stock splits, stock dividends and recapitalization with respect to the Common Stock) (such number in clause
(ii), the "Adjustment Number"). Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A Participating Preferred Stock and Common Stock, respectively, holders of Series A Participating Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.

     (B) In the event there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of Preferred Stock, if any, which rank on a parity with the Series A Participating Preferred Stock then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

     (C) In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, by reclassification or otherwise, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.


     7. CONSOLIDATION, MERGER, ETC. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date
(i) declare any dividend on Common Stock payable in shares of Common Stock,
(ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that are outstanding immediately prior to such event.

     8. REDEMPTION. The shares of Series A Participating Preferred Stock shall not be redeemable.

     9. RANKING. The Series A Participating Preferred Stock shall rank junior to all other series of the Corporation's Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

     10. AMENDMENT. The Certificate of Incorporation and the By-Laws of the Corporation shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least 66-2/3% of the outstanding shares of Series A Participating Preferred Stock voting separately as a class.

     11. FRACTIONAL SHARES. Series A Participating Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Participating Preferred Stock.

     IN WITNESS WHEREOF, we have executed and subscribed this Certificate and do affirm the foregoing as true under the penalties of perjury as of the 5th day of March 1997.


                                           /s/ Tim C. Flynn
                                          -------------------------------------
                                          Tim C. Flynn, Chief Executive Officer


                                          Attest:

                                            /s/ Eric R. Jacobsen
                                          -------------------------------------
                                          Eric R. Jacobsen, Secretary

                                                         STATE OF DELAWARE
                                                         SECRETARY OF STATE
                                                      DIVISION OF CORPORATIONS
                                                      FILED 09:01 AM 10/08/1993
                                                         932815155 - 2346943



     THIS PLAN AND AGREEMENT OF MERGER (this "Agreement"), dated October 7, 1993, entered into by and between LodgeNet Entertainment Corporation, a South Dakota corporation ("LEC"), and LNet, Inc., a Delaware corporation ("LNET"), said corporations being hereinafter sometimes referred to collectively as the "Constituent Corporations,"


                                 WITNESSETH:


     WHEREAS, LEC is a corporation duly organized and existing under the laws of the State of South Dakota;

     WHEREAS, LNET is a corporation duly organized and existing under the laws of the State of Delaware;

     WHEREAS, on the date of this Agreement, Lec has the authority to issue 250,000 shares of common stock, par value $0.01 per share ("LEC Common Stock"), and 20,000 shares of preferred stock, par value $100 per share ("LEC Preferred Stock"), issuable in one or more series, consisting of 15,000 shares authorized to be issued as Series A Preferred Stock ("LEC Series A") and 3,800 shares authorized to be issued as Series B Convertible Preferred Stock ("LEC Series B") and 1,200 for which no series as yet has been designated, of which 40,972 shares of the LEC Common Stock, and 16,725 shares of LEC Preferred Stock, consisting of 12,925 shares of LEC Series A and 3,800 shares of LEC Series B, are issued and outstanding;

     WHEREAS, on the date of this Agreement, LNET has the authority to issue 100 shares of common stock, par value $0.01 per share (the "LNET Common Stock"), and 100 shares of preferred stock, par value $0.01 per share, of which 100 shares of LNET Common Stock are issued and outstanding and owned by LEC;

     WHEREAS, the respective Boards of Directors of the Constituent Corporations have determined that it is advisable and in the best interests of each such corporation and its stockholders to effect the reincorporation of LEC in the State of Delaware by merging LEC into LNET upon the terms and conditions herein provided; and

     WHEREAS, the respective Boards of Directors of the Constituent Corporations have approved this Agreement and have directed that this Agreement be submitted to a vote of their respective stockholders;

     NOW THEREFORE, in consideration of the mutual agreements and covenants set forth herein, the Constituent Corporations hereby agree as follows:

     1. Merger. LEC and LNET shall be merged into a single corporation in accordance with the laws of the States of South Dakota and Delaware by merging LEC with and into LNET, with LNET being the corporation surviving the merger (the "Merger"). LNET, as such surviving corporation, is hereinafter sometimes referred to as the "Surviving Corporation." This Agreement shall be submitted to the stockholders of each of the Constituent Corporations as provided by law, and upon the approval or adoption thereof by the stockholders of each of the Constituent Corporations in accordance with the laws of the States of South Dakota and Delaware, respectively, the Merger provided for herein shall become effective (the "Effective Time") upon the execution and filing of such documents and the doing of such acts and things as shall be required for accomplishing the Merger under the laws of the States of South Dakota and Delaware.

     2.  Amendment and Restatement of Certificate of Incorporation of LNET.
To change the name of the Surviving Corporation to "LodgeNet Entertainment Corporation," to increase the authorized shares of stock of the Surviving Corporation and to make the other changes set forth therein, the certificate of incorporation of LNET is hereby amended and restated to read as set forth in Exhibit A attached hereto, which is incorporated into this Agreement by this reference thereto. The certificate of incorporation of LNET, as so amended and restated, shall constitute the restated certificate of incorporation of the Surviving Corporation until further amended in the manner provided by law. The restated certificate of incorporation set forth in said Exhibit A attached hereto may be certified separate and apart from this Agreement as the restated certificate of incorporation of the Surviving Corporation.

      3. Succession. At the Effective Time, by virtue of the Merger, LNET shall succeed to LEC in the manner of, and as more fully set forth in, Section 259 of the General Corporation Law of the State of Delaware.

      4.  Stock and Stock Certificates.

          4.1  Stock.  At the Effective Time, by virtue of the Merger:

               (a) Each share of LEC common stock outstanding immediately prior thereto shall be changed and converted into 21.654 fully paid and nonassessable shares of common stock of the Surviving Corporation, except that no fractional shares of common stock of the Surviving Corporation shall be issued and in lieu thereof the Surviving Corporation shall pay to any holder of LEC common stock who otherwise would be entitled to a fractional share of common stock of the Surviving Corporation as a result of the Merger the cash equivalent of such fractional share, based on an assumed cash value of $11.00 per whole share;

               (b) Each share of the LEC Series A outstanding immediately prior thereto shall be changed and converted into an entitlement to a cash payment of $1,000 per share, plus all dividends accrued to the Effective Time but previously unpaid, with such payment to be made by the Surviving Corporation upon delivery to it for cancellation of the certificates for the shares of LEC Series A to be paid for in each case, duly endorsed to the Surviving Corporation;

               (c) Each share of the LEC Series B outstanding immediately prior thereto shall be changed and converted into 598.33467 fully paid and nonassessable shares of common stock of the Surviving Corporation, except that no fractional shares of common stock of the Surviving Corporation shall be issued and in lieu thereof the Surviving Corporation shall pay to each holder of shares of LEC Series B who otherwise would be entitled to a fractional share of common stock of the Surviving Corporation as a result of the Merger the cash equivalent of such fractional share, based on an assumed cash value of $11.00 per whole share; and

               (d) Each share of LNET Common Stock outstanding immediately prior thereto shall be canceled and retired and resume the action of subordinated but unissued shares of common stock of the Surviving Corporation, and no shares of common stock of the Surviving Corporation or other securities of, or payment by, the Surviving Corporation shall be issued or made in respect thereof.

          4.2 Stock Certificates. After the Effective Time, all of the outstanding certificates which immediately prior to that time represented shares of stock of LEC shall be deemed for all purposes to evidence ownership of the class and number of shares of stock of the

Surviving Corporation and/or an entitlement to payment into which such shares of stock of LEC were changed and converted under the provisions of Section 4.1 above and the registered owner of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or cancellation or otherwise accounted for to the Surviving Corporation or its transfer agent, have and be entitled to exercise precisely the same rights with respect to, and to receive any dividends and other distributions upon, the shares of stock of the Surviving Corporation evidenced thereby as such owner would if it held certificates issued by the Surviving Corporation to represent such shares of stock of the Surviving Corporation.

          5.  Stock Options and Employee Benefit Plans.

              5.1. Stock Options. At the Effective Time and by virtue of the Merger, the Surviving Corporation will assume and continue all of the outstanding options to purchase LEC Common Stock granted by LEC prior to the date of this Agreement, consisting of the options set forth in Exhibit B attached hereto, except that the shares subject to such option shall be converted into shares of common stock of the Surviving Corporation as set forth in such Exhibit B with the price per share of common stock of the Surviving Corporation under such stock options changed to be as set forth in such Exhibit B.

              5.2. Employee Benefit Plans. At the Effective Time and by virtue of the Merger, the Surviving Corporation will assume all obligations of LEC under any and all employee benefit plans of LEC in effect immediately prior to the Effective Time with respect to which employee rights or accrued benefits existed immediately prior to the Effective Time. As of the Effective Time, reference to LEC in any and all such plans shall be deemed changed to refer to the Surviving Corporation.

          6.  Bylaws; Corporate Offices.

              6.1. Bylaws. The bylaws of LNET in effect immediately prior to the Effective Time shall continue in full force and effect as the bylaws of the Surviving Corporation, without change until such bylaws are duly amended in accordance with the provisions thereof and applicable law.

              6.2 Directors. The directors of LNET immediately prior to the Effective Time shall continue as the directors of the Surviving Corporation for terms of office that expire according to the terms of the restated certificate of incorporation of the Surviving Corporation and its bylaws.

          6.3. Officers. The officers of LNET immediately prior to the Effective Time shall continue as the officers of the Surviving Corporation in accordance with the provisions of the bylaws of the Corporation.

          7.  General.

              7.1. Further Assurances. From time to time, as and when required by the Surviving Corporation or by its successors or assigns, there shall be executed and delivered on behalf of LEC such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other action, as shall be appropriate or necessary in order to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises, and authority of LEC and otherwise to carry out the purposes of this Agreement, and the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of LEC or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

              7.2. Amendment. At any time before approval hereof by the stockholders of either of the Constituent Corporations, this Agreement may be amended, modified or supplemented by written agreement of the parties thereto in any manner as may be determined in the judgment of the respective Boards of Directors of LNET and LEC to be necessary, desirable or expedient in order to clarify the intention of the parties hereto or to effect or facilitate the purpose and intent of this Agreement; provided, however, that this Agreement may be amended, modified or supplemented after it has been approved by the stockholders of the Constituent Corporations only to the extent permitted by South Dakota law and by Delaware law.

     7.3. Abandonment. At any time before the Effective Time, this Agreement may be terminated and the Merger may be abandoned by the majority vote of the entire Board of Directors of either LEC or LNET, or both, notwithstanding the approval of this Agreement by the stockholders of each such corporation, if circumstances arise which, in the judgment of the Board of Directors of either corporation, make such abandonment in the best interest of either corporation and its stockholders.

     7.4. Governing Law. This Agreement shall in all respects be construed, interpreted and enforced in accordance with and governed by the laws of the State of Delaware and, so far as applicable, the merger provisions of the South Dakota Business Corporation Act.

     7.5. Counterparts. In order to facilitate the filing and recording of this Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original.

     IN WITNESS WHEREOF, this Agreement, having first been duly approved by resolution duly adopted by the Boards of Directors of LEC and LNET, is hereby executed on behalf of each such corporation by their respective officers thereunto duly authorized.


                                        LODGENET ENTERTAINMENT CORPORATION

                                        By /s/ STEPHEN D. TRUCKENMILLER
                                          --------------------------------

                                        Its  Vice President
                                           -------------------------------

(Corporate Seal)

ATTEST:

/s/ JAMES T. NICHOLS
-------------------------------------
James T. Nichols, Assistant Secretary


                                        LNET, INC.

                                        By /s/ STEVEN D. TRUCKENMILLER
                                          --------------------------------

                                        Its  Vice President
                                           -------------------------------

(Corporate Seal)

ATTEST:

/s/ JAMES T. NICHOLS
-------------------------------------
James T. Nichols, Assistant Secretary

                    CERTIFICATE OF ASSISTANT SECRETARY OF
                     LODGENET ENTERTAINMENT CORPORATION

     The undersigned, being the Assistant Secretary of LodgeNet Entertainment Corporation, does hereby certify that the holders of all of the outstanding stock of said corporation dispensed with a meeting and vote of stockholders, and all of the stockholders entitled to vote consented in writing, pursuant to the provisions of Section 228 of the General Corporation Law of the State of Delaware, to the adoption of the foregoing Plan and Agreement of Merger.

Dated October 7, 1993.

                                               /s/  JAMES T. NICHOLS
                                        -------------------------------------
                                        James T. Nichols, Assistant Secretary
                                        of LodgeNet Entertainment Corporation

                    CERTIFICATE OF ASSISTANT SECRETARY OF
                                  LNET, INC.

     The undersigned, being the Assistant Secretary of LNet, Inc., does hereby certify that the sole stockholder of said corporation dispensed with a meeting and vote of the sole stockholder, and the sole stockholder consented in writing, pursuant to the provisions of Section 228 of the General Corporation Law of the State of Delaware, to the adoption of the foregoing Plan and Agreement of Merger.

Dated October 7, 1993.

                                               /s/  JAMES T. NICHOLS
                                        -------------------------------------
                                        James T. Nichols, Assistant Secretary
                                        of LNet, Inc.

                                                                      EXHIBIT A


                     RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                                   LNET, INC.


     LNet, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

     1.  The present name of the Corporation is LNet, Inc.

     2. The date of filing the Corporation's original Certificate of Incorporation with the Secretary of State of the State of Delaware is August 10, 1993.

     3. The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read as follows:

          FIRST. The name of the corporation is LodgeNet Entertainment Corporation (the "Corporation").

          SECOND. The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

          THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware ("DGCL").

          FOURTH. The total number of shares of stock which the Corporation shall have authority to issue is 25,000,000 of which 20,000,000 shall be common stock, par value $0.01 per share (the "Common Stock"), and 5,000,000 shall be preferred stock, par value $0.01 per share (the "Preferred Stock"). The Preferred Stock may be issued from time to time in one or more series, each of which (a) shall consist of such number of shares and shall have such distinctive serial designation; (b) may have such voting powers, full or limited, or may be without voting powers;
     (c) may be subject to redemption at such time or times and at such prices; (d) may be entitled to receive dividends (which may be cumulative or noncumulative) at such rate or rates, on such conditions, and at such times, and payable in preference or in such relation to the dividends payable on any other class or classes or series of stock; (e) may have such rights upon the dissolution, or upon any distribution of the assets, of the Corporation; (f) may be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation, at such price or prices or at such rates of exchange and with such adjustments; and (g) shall have such other relative, participating, optional or other special rights, qualifications, limitations and/or restrictions thereof, all as shall be stated and expressed in the resolution or resolutions providing for the issue of the particular series of such Preferred Stock from time to time adopted by the Board of Directors of the Corporation pursuant to authority so to do which is hereby vested in such Board.

          The Common Stock shall entitle the holders thereof to one vote per share on each proposition submitted to such holders for their vote thereon.

          The number of authorized shares of any class of stock of the Corporation, including without limitation the Preferred Stock and the Common Stock, may be increased or decreased by the affirmative vote of the holders of a majority of all of the stock of the Corporation entitled to vote, without regard to class.

          FIFTH. A. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors (the "Board").

                 B. The Board shall consist of not less than three nor more than nine directors, with the exact number of directors to be fixed from time to time by or in the manner provided in the Corporation's bylaws.

                 C. The Board shall be divided into three classes of directors, as nearly equal in number as possible, with the term of office of directors in the first class to expire at the annual election of directors of the Corporation in 1994, the term of office of directors of the second class to expire at the annual election of directors of the Corporation in 1995 and the term of office of directors of the third class to expire at the annual election of directors of the Corporation in 1996. At each annual election of directors of the Corporation, directors chosen to succeed those whose terms then expire shall be elected for a term of office expiring at the third succeeding annual election of directors of the Corporation occurring after their election. Notwithstanding the foregoing provisions of this Paragraph C, each director of the Corporation shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.

                 D. In the event of any increase or decrease in the authorized number of directors, the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board among the three classes of directors so as to maintain such classes as nearly equal in number as possible. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

                 E. Stockholders of the Corporation may effect the removal of a director from the Board only for cause.

                 F. Notwithstanding the foregoing, whenever the holders of any one or more series of capital stock issued by the Corporation having a preference over the Common Stock as to dividends or upon liquidation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies, terms of removal and other features of such directorships shall be governed by the resolution or resolutions establishing such series adopted pursuant to Article FOURTH and such directors so elected shall not be divided into classes pursuant to this Article FIFTH or counted in the limits on the number of directors of the Corporation set forth in this Article FIFTH, unless expressly so provided by such resolution or resolutions.

                   G. Advance notice of nominations for the election of directors and advance notice of other proposals for stockholder action shall be given in the manner set forth in the bylaws of the Corporation.

              SIXTH. In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized:

                   A. To adopt, alter, amend and repeal the bylaws of the Corporation (except insofar as the bylaws of the Corporation adopted by the stockholders of the Corporation shall otherwise provide); and

                   B. To provide for the indemnification of directors, officers, employees and agents of the Corporation, and of persons who serve other enterprises in such or similar capacities at the request of the Corporation, in a manner and to the extent permitted by the DGCL or any other applicable law, as may from time to time be in effect.

              SEVENTH. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except that this provision does not eliminate or limit the liability of a director
          (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (b) for acts or conclusions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the director derived any improper personal benefit. If the DGCL is amended at any time to further eliminate or limit, or to authorize further elimination or limitation of, the personal liability of directors, then the personal liability of a director to the Corporation or its stockholders shall be eliminated or limited to the full extent permitted by the DGCL, as so amended. Any repeal or modification of this Article SEVENTH shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

              EIGHTH. Elections of directors of the Corporation need not be by written ballot unless the bylaws of the Corporation shall so provide.

              NINTH. Any action required or permitted to be taken by the holders of Common Stock of the Corporation must be taken at a duly called annual or special meeting of such holders and may not be taken by written consent of such holders.

              TENTH.  The Corporation expressly elects to be governed by
          Section 203 of the DGCL.

              ELEVENTH. Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 219 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of
          Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

              TWELFTH. The Corporation reserves the right to amend its Certificate of Incorporation, and to thereby change or repeal any provision therein contained from time to time, in the manner prescribed at the time by statute, and all rights conferred upon stockholders by such Certificate of Incorporation are granted subject to this reservation, except that any amendment or repeal of Article NINTH of this Certificate of Incorporation, or of this Article, shall require the affirmative vote of the holders of at least 80% of the then outstanding voting stock of the Corporation.

                                    -  -  -  -

          4. This Restated Certificate of Incorporation was duly adopted in accordance with the provisions of sections 242 & 245 of the General Corporation Law of the State of Delaware.

          IN WITNESS WHEREOF, said              LNET, INC.                has
     caused this Restated Certificate of Incorporation to be signed by Steven Truckenmiller, its Vice President, and its corporate seal to be hereunto affixed and attested by James T. Nichols, its Assistant Secretary, this 7th day of October, 1993.

                                       LNET, INC.

[Corporate Seal]

                                       By  /s/ Steven D. Truckenmiller
                                         -----------------------------------
                                              Vice President

By  /s/ James T. Nichols
  -------------------------------
    Assistant Secretary